A Self-Contained Real Estate
                             Appraisal Report of


         A Proposed 21 Unit Assisted Care Facility, Resident Manager's
             Apartment and 4 Efficiency Assisted Care Units all
               Located on the Northside of Germantown Road
                    Just South of Country Club Road
                at Municipal Number 619 Germantown Road
                    Within the Corporate Limits of
                  Minden, Webster Parish, Louisiana



                                  For

                         First Republic Bank
                     Attn: Mr. David Knight, MAI
                       1220 North 18th Street
                        Post Office Box 2066
                       Monroe, Louisiana 71207


                                 As Of

                           September 8, 1998




                              Prepared by
                         Robert M. McSherry, MAI
      Louisiana State Certified General Real Estate Appraiser No. G0891
                          3760 Chelsea Drive
                      Baton Rouge, Louisiana 70809

ROBERT M. MC SHERRY, MAI
                                                  3760 Chelsea Drive
                                                  Baton Rouge, Louisiana 70809

Phone (504)924-8093




September 8, 1998


First Republic Bank
Attn: Mr. David Knight, MAI
1220 North 18th Street
Post Office Box 2066
Monroe, Louisiana 71207

RE: A proposed 21 unit assisted care facility, resident manager's apartment and 4 efficiency assisted care units all located on the north side of Germantown Road just south of Country Club Road at municipal address 619 Germantown Road, within the corporate limits of Minden, Webster Parish, Louisiana.

Dear Sir:

In accordance with your request to provide an estimate of the Estimated
Market Value of Fee Simple Interest of the Going Concern of the property identified as a proposed 21 unit Assisted Care Facility, Resident Manager's Apartment and 4 Efficiency Assisted Care Units all located within the corporate limits of Minden, Webster Parish, Louisiana, we have personally inspected the subject site and reviewed the submitted plans and specifications for the proposed improvements and conducted a thorough review and analysis of all matters pertinent for the Estimate of Market Value herein contained.

Market Value as defined by the Department of the Treasury, Office of the Comptroller of the Currency, August 24, 1990, is, "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

a.     buyer and seller are typically motivated;
b. both parties are well informed or well advised, and each acting in what he considers his own best interest;
c.     a reasonable time is allowed for exposure in the open market;

                                                      Robert M. McSherry, MAI

Page Two


d. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and
e. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Fee Simple Interest is defined by the Appraisal Institute as being, "a fee without limitations to any particular class of heirs or restrictions but subject to the limitations of eminent domain, escheat, police power and taxation. An inheritable estate".

Going Concern Value is "the value created by a proven property operation."
It includes the incremental value associated with the business concern, which is distinct from the value of the real estate only. Going concern value includes an intangible enhancement of the value of an operating business enterprise which is produced by the assemblage of the land, building, labor, equipment, and marketing operation. This process creates an economically viable business that is expected to continue. Going concern value refers to the total value of a property, including both real property and intangible personal property attributed to business value. Special purpose properties such as the subject are appropriate for only one use or for a very limited number of uses. The highest and best use of a special purpose property as improved, is probably the continuation of its current use, if that use remains viable. Therefore, in the case of special purpose properties a going concern value is considered appropriate.

In this instance the subject property has an excellent location within a viable market. As long as quality management is maintained, it's Market Value would be the same as it's Going Concern Value.

Included is our appraisal report which contains the various exhibits and data utilized in arriving at the herein contained estimate of Market Value for the subject property.

It is our opinion that the property herein identified as the proposed
21 Unit Assisted Care Facility, Resident Manager's Apartment and 4 Efficiency Assisted Care Units all located at 619 Germantown Road within the corporate limits of Minden, Webster Parish, Louisiana, was estimated to have a Market Value based on Stabilized Net Operating Income, as of September 8, 1998, of:

                   TWO MILLION ONE HUNDRED THOUSAND DOLLARS
                                ($2,100,000.00)

                                                      Robert M. McSherry, MAI

Page Three


Allocated:
     LAND:                                $  140,000.00
     IMPROVEMENTS:                        $1,885,000.00
     FURNITURE, FIXTURES & EQUIPMENT:     $   75,000.00
     GOODWILL OF GOING CONCERN                   -0-

The "As Is" Value of the property, derived by the utilization of the Discounted Cash Flow Methodology, is estimated to be, as of September 8, 1998, but subject to completion of the property in accordance with submitted plans and specifications within a reasonable period of time, of:

                   TWO MILLION FORTY THOUSAND DOLLARS
                           ($2,040,000.00)

The subject property is proposed at the present time and this appraiser has been provided plans and specifications for the property. The herein contained Estimate of Market Value is conditioned upon the completion of the improvements in accordance with the plans and specifications utilizing quality materials and workmanship within a reasonable period of time.
 A final inspection by this appraiser will be required to ascertain the assumptions utilized in preparing this appraisal report have been fulfilled.

This appraisal report was prepared in accordance with and compliance of the Uniform Standards of Professional Appraisal Practice promulgated by the Appraisal Foundation and the Guide Notes to the Standards of Professional Practice adopted by the Appraisal Institute. These standards contain binding requirements and specific guidelines that deal with the procedures to be followed in developing an appraisal, analysis, or opinion. These uniform standards also set the requirements to communicate the appraiser's analysis, opinions, and conclusions in a manner that will be meaningful and not misleading in the marketplace, accordingly, the Departure Provision does not apply.

                                                      Robert M. McSherry, MAI

Page Four


A complete set of plans and specifications have been provided First Republic Bank and delivered under separate cover.

If we may be of further service to you in regard to this property or in any other manner, please do not hesitate to contact us at your earliest convenience.

Respectfully submitted,

/S/ROBERT M MCSHERRY

Robert M. McSerry, MAI
Louisiana State Certified General
Real Estate Appraiser No. G0891


                                                      Robert M. McSherry, MAI

                  [Area Location Map of Surrounding Cities]

                             EXECUTIVE SUMMARY


Location:                           Northside of Germantown Road just south of
                                    Country Club Drive within the Corporate
                                    Limits of Minden, Webster Parish,
                                    Louisiana


Interest Appraised:                 Fee Simple Interest

Site:                               5.72 Acres or 249,163 Square Feet, more
                                    or less

Building Description:               The property will include twenty-one (21)
                                    assisted care living units, a resident
                                    manager's apartment and 4 efficiency
                                    assisted care units all located within a single, T-shaped building. The common area amenities including a full service kitchen, a dining area, activities area, office/reception area, adequate bathrooms which would be fully equipped to satisfy the needs of the residents of the assisted care facilities as well as storage areas and other required additions to render the subject property a functional assisted care facility catering to those requiring assisted care.

                                    Construction characteristics include a
                                    reinforced poured concrete foundation,
                                    wood framing, with a combination of brick veneer and vinyl siding exterior walls with the roof being of composition shingles. Although the property is proposed at the present time, this appraiser is aware of a similar property which has been constructed by the owners of the subject and our physical inspection of this existing complex has been utilized in conjunction with the submitted plans and specifications.

                                    The property is considered to be a
                                    most functional assisted living facility and is considered a most attractive property and should be well accepted by the local market.

                                                      Robert M. McSherry, MAI

Highest and Best Use:               Assisted care facility including all
                                    required amenities.

Cost Approach to Value              $2,255,000.00

Market Approach to Value            $2,150,000.00

Income Approach to Value:
 Stabilized Net Income:             $2,100,000.00
 Discounted Cash Flow Value:        $2,040,000.00

Final Value Estimate:
 Stabilized Net Income:             $2,100,000.00
 "As Is" Value:                     $2,040,000.00

Allocated:

     Land                           $  140,000.00
     Improvements                   $1,885,000.00
     Furniture, Fixtures
      and Equipment                 $   75,000.00
     Goodwill of Going
      Concern                              -0-

                                                      Robert M. McSherry, MAI

                        IDENTIFICATION OF THE PROPERTY
The property being inspected, analyzed and for which the Market Value Estimate of the Fee Simple Interest of the Going Concern is applicable is a four 4 acre tract of land which will be basically a rectangular in shape and having frontage along the north side of Germantown Road and located within the corporate limits of Minden, Webster Parish, Louisiana. The property is located in portions of Section 14, T9N-R9W, Webster Parish, Louisiana and, as a condition of this appraisal report, a complete legal description and a metes and bounds survey of the subject site will be required to ascertain the assumptions utilized within this appraisal report have been fulfilled.

The subject site is the "heart" of a larger ten (10) acre parcel with the subject site encompassing the vast majority of the usable land area contained within the total site area.

     "A 5.72 acre, more or less, tract of land situated in Section 14, Township 19 North, Range 9 West, Minden, Webster Parish, Louisiana being more particularly described as follows:"

     "Beginning at a point of the West right-of-way of Germantown Road 347.85 feet West and 1,063.61 feet South of the Northeast corner of the Southwest Quarter of the Northwest Quarter of said Section 14; thence South 31 degrees 18 minutes West along the West right-of-way of Germantown Road
     86.57 feet to the point of beginning; thence run South 31 degrees 18 minutes West along the West right-of-way of Germantown Road 634.44 feet; thence run North 86 degrees 00 minutes West 393.09

                                                      Robert M. McSherry, MAI
     feet; thence North 4 degrees 00 minutes East 124.64 feet; thence run North 34 degrees 18 minutes East 469.61 feet; thence run South 88 degrees 40 minutes East 469.20 feet to the point of beginning. Containing 5.72 acres, more or less."

                                                      Robert M. McSherry, MAI

                           PURPOSE OF THE APPRAISAL

The purpose of this report is to communicate, in a narrative format, the data and reasoning that the appraisers have utilized to form the herein contained estimate of Market Value of the Fee Simple Interest of the Going Concern for the property identified as a proposed 21 assisted care facility and 4 efficiency assisted care units all located on the north side of Germantown Road, Minden, Louisiana.

                          OBJECTIVE OF THE APPRAISAL

The objective and function of this appraisal report is to provide an estimate of the Market Value of the Fee Simple Interest of the Going Concern of the property for use by First Republic Bank in order to provide long term financing of the subject property for the Biltmore Group, L.L.C.
The Subject property was personally inspected by this appraiser both before and after the date of this appraisal and the submitted plans and specifications reviewed. As the property is proposed construction, a final inspection of the property will be required by the appraiser to ascertain the assumptions utilized within this appraisal report have been fulfilled and this appraisal is also conditioned upon being completed in accordance with the plans and specifications utilizing quality materials and workmanship throughout. Other additional conditions are contained in an additional section of this report.

                                                      Robert M. McSherry, MAI

                          DATE OF THE APPRAISAL
The effective date of this appraisal is September 8, 1998. The subject site was personally inspected by this appraiser both before and after this date and the submitted plans and specifications for the proposed improvements were also reviewed by the appraiser prior to the date of the appraisal.

                                                      Robert M. McSherry, MAI

                     DEFINITION OF SIGNIFICANT TERMS

Market Value, as defined by the Department of the Treasury, Office of the Comptroller of the Currency, August 24, 1990, is, "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition, is the consummation of a sale as of a specified data and the passing of title from seller to buyer under conditions whereby:

a.     buyer and seller are typically motivated;

b. both parties are well informed or well advised, and each acting in what he considers his own best interest;

c.     a reasonable time is allowed for exposure in the open market;

d. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

e. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Fee Simple Interest is defined by the Appraisal Institute as being, "a fee without limitations to any particular class of heirs or restrictions but subject to the limitations of eminent domain, escheat, police power and taxation. An inheritable estate".

Going Concern Value is "the value created by a proven property operation." It includes the incremental value associated with the business concern, which is distinct from the value of the real estate only. Going concern value includes an

                                                      Robert M. McSherry, MAI
intangible enhancement of the value of an operating business enterprise which is produced by the assemblage of the land, building, labor, equipment, and marketing operation. This process creates an economically viable business that is expected to continue. Going concern value refers to the total value of a property, including both real property and intangible personal property attributed to business value. Special purpose properties such as the subject are appropriate for only one use or for a very limited number of uses. The highest and best use of a special purpose property as improved, is probably the continuation of its current use, if that use remains viable. Therefore, in the case of special purpose properties a going concern value is considered appropriate.

                                                      Robert M. McSherry, MAI

                          PROPERTY RIGHTS APPRAISED

This assignment concerns the appraisal of the Fee Simple Interest with Fee Simple Interest defined in Real Estate Appraisal Terminology as being, "a fee without limitations to any particular class of heirs or restrictions but subject to the limitations of eminent domain, escheat, police power and taxation. An inheritable estate".

                  STATEMENT OF OWNERSHIP AND RECENT HISTORY

The larger tract from which the subject property was partitioned was under the ownership of Luther Moore and Donald Hinton Trust and was conveyed to Senior Retirement Center of Minden, LLC. The 5.57 acre tract which is the subject of this appraisal report is located on the north side of Germantown Road just south of Country Club Road within the corporate limits of Minden, Webster Parish, Louisiana. The subject site is to be surveyed and a complete metes and bounds description provided this appraiser as a condition of this appraisal report. The subject is a portion of a larger ten (10) acre tract which was purchased for $150,000.00 on April 30, 1998.

Although the original site purchased for the construction of the subject improvements encompassed a total of ten (10) acres of gross land area, the usable portion of this site was substantially less and estimated to be between six (6) and seven (7) acres. The remaining three plus (3+) acres of the original site is considered unusable land due to it's steep topography but can be used in conjunction with the cut and fill operation which will be necessary in the

                                                      Robert M. McSherry, MAI
development and preparation of the actual subject site prior to the construction of the improvements.

It is noted that the indicated price per acre for the total tract purchased on April 3, 1998, was $15,000 per acre. When the usable land is utilized in the calculation, the indicated price per acre increased to approximately $25,000.00 per acre prior to other costs which were incurred during the acquisition of the site. These costs include the addition of a separate
Real Estate Commission in the amount of approximately $10,000.00 as well as interest expense during the approximate eight (8) month holding period from the time the subject property was optioned, the rezoning process completed and the actual purchase consummated. The 5.57 acre tract which is the subject of this appraisal report is considered to be the "heart" of the subject property and due to it's superior location within the site, superior topography as well as smaller size, a substantial increase in the per acre value is estimated for this portion of the property.
The subject property had been owned by the prior owners for a period in excess of five years and no speculative transactions have affected the subject property according to records found in the Webster Parish
Clerk of Court's Office. The site will require considerable preparation prior to construction and it's anticipated sales price is considered slightly below it's true market value.

                                                      Robert M. McSherry, MAI

                     ASSUMPTIONS AND LIMITING CONDITIONS

This appraisal report has been made with the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for matters including legal or title consideration. Title to the property is assumed to be good and marketable unless otherwise stated.

2. The property is appraised free and clear of any and all liens or encumbrances unless otherwise stated.

3.     Responsible ownership and competent property management are assumed.

4. The information furnished by others is believed to be reliable. No warranty, however, is given for its accuracy.

5. All engineering is assumed to be correct. The plot plans and illustrative material in this report are included only to assist the reader in visualizing the property.

6. It is assumed that there are no hidden or apparent conditions of the property, subsoil, or structures that render it more or less valuable. No responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them.

7. It is assumed that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless noncompliance is stated, defined, and considered in the appraisal report.

8. It is assumed that all applicable zoning and use regulations and restrictions have been complied with, unless a nonconformity has been stated, defined, and considered in the appraisal report.

9. It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state or national government or private entity or organization have been, or can be obtained or renewed for any use on which the value estimate contained in this report is based.

                                                      Robert M. McSherry, MAI

10. It is assumed that the utilization of the land and improvements is within the boundaries or property lines of the property described and that there is no encroachment or trespass unless noted in the report.

11. The distribution, if any, of the total valuation in this report between land and improvements applies only under the stated program of utilization. The separate allocations for land and buildings must not be used in conjunction with any other appraisal and are invalid if so used.

12. The appraisers herein, by reason of this appraisal, are not required to give further consultation, testimony, or be in attendance in court with reference to the property in question unless arrangements have been previously made.

13. Possession of this report, or a copy thereof, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed without the written consent of the appraisers, and in any event only with proper written qualification and only in its entirety.

14. Neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or the firm with which the appraisers are connected) shall be disseminated to the public through advertising, public relations, new, sales, or other media without the prior written consent and approval of the appraisers.

15. The existence of hazardous materials, which may or may not be present on the subject property, was not observed by the appraisers. The appraisers have the knowledge of the existence of such materials on or in the subject property. However, the appraisers are not qualified to detect such substances and the presence of potential hazardous materials may affect the value of the property. This value estimate contained within this report is predicated on the assumption that no such hazardous materials are present on or in the property.
       No responsibility is assumed for any such conditions or for any expertise or any knowledge required to discover these items. This should be accomplished by an expert in the field and is a condition of this appraisal report.

16. That the appraiser has personally inspected the subject property and finds no obvious evidence of structural deficiencies, except as stated in this report; however, no responsibility for hidden defects or conformity to specific governmental requirements, such as the Americans with Disabilities (ADA) or fire, building and safety, earthquake, or occupancy codes, etc., can be assumed without provision of specific professional or governmental inspections.

                                                      Robert M. McSherry, MAI

17. This property is proposed at the present time and the appraisal is conditioned upon the completion of the subject property in accordance with the submitted plans and specifications utilizing quality materials and workmanship throughout. A final inspection by the appraiser would be required in order to ascertain the assumptions utilized in arriving at the herein contained Estimate of Market Value have been fulfilled.

18. This appraisal is not based on a requested minimum valuation, a specific valuation or the approval of the loan.

                                                      Robert M. McSherry, MAI

                              CITY/AREA DATA

The Minden and the Webster Parish areas are considered one and the same with the population trends for both being very similar with the following population trends noted:

                                Population

                                                                  Present
                    1970          1980            1990            Estimate
City                13,966        15,074          13,661          14,000
Parish              39,939        43,631          41,989          43,000
State               3,641,306     4,205,900       4,219,973       4,219,973


The City of Minden provides numerous municipal services including public water, public sewer, electricity is provided by the City of Minden which is served by Swepco with natural gas provided by ARKLA Gas. Telephone service is provided by BellSouth and all services and utilities including police and fire protection are considered adequate.

The educational requirements of the area are provided by four elementary schools, one middle school, one junior high school and one high school as well as one private facility. The higher educational requirements are fulfilled by Northwest Technical Institute in Minden, Louisiana State University, Southern University and Centenary Colleges all located in Shreveport, approximately 30 miles distance with Louisiana Tech University and Grambling State University also located within 30 miles of the City of Minden.

Transportation requirements are provided by Interstate 20, the major east-west interstate highway through the southern United States as well as U.S. Highways 79 and 80, Louisiana Highway 371, 159 and 3008. Greyhound Bus Lines

                                                      Robert M. McSherry, MAI
provides bus service to the area with rail service provided by Kansas
City Southern.

The health requirements in the area are provided by one hospital with a total of 21 beds as well as two nursing homes with a total of 374 beds and two medical clinics. There are seventeen medical doctors, twelve dentists and two DVM's servicing the area.

Recreational requirements are fulfilled by public facilities including four tennis courts, three swimming pools and nine city parks. Although the city does not provide a golf course, there is a country club available in the area.

The major employers found in the Minden Webster Parish area are as follows:

                           Major Area Employers

Company Name           Location       Product                Employees

Fibrebond              Minden         Portable Comm Bldgs    550
Mister Twister         Minden         Fishing Tackle         100
Ruskin                 Minden         Industrial Air         135
Inland Container       Minden         Corrugated Boxes       137
Clement Industries     Minden         Trailers               150
Reynolds Contractors   Minden         Metal Fabrication      160
McInnis Construction   Minden         Construction           120
Minden Medical Center  Minden         Health Care            305
Town and Country
 Nursing Home          Minden         Nursing Care           130
IHS of Minden          Minden         Nursing Care           225


In summary, the Minden and Webster Parish area is one of stability and moderate growth. The major employers in the area have been in existence for an extended period of time and are gradually expanding their employee base
                                                      Robert M. McSherry, MAI
and this trend will continue over the foreseeable future. A large number of the residents living in the Minden area work within the major metropolitan area of Shreveport/Bossier City and this is also considered a positive factor as Minden is considered to be somewhat of a bedroom community for this larger metropolitan area. All indications indicate a positive and stable future for both Minden and the Webster Parish area.

                                                      Robert M. McSherry, MAI

                           NEIGHBORHOOD DATA

A Neighborhood may be defined as a homogeneous grouping of individuals, buildings, or business enterprises within a larger community. These groupings are usually devoted to residential use, trade and service activities, or cultural and civic activities. Residential neighborhoods tends to reflect characteristics of their inhabitants, expressing the mutual desires of people with comparable interests, related traditions, and similar social and economic status.

Neighborhood Boundaries
The neighborhood in which the subject property is located is considered to be that area lying in the northern portion of the City of Minden. The main arterial roadway through the neighborhood is considered to be Germantown Road, a dual laned, asphalt, municipally maintained roadway which provides access into the downtown area of Minden as well as the outlying areas of northern Webster Parish.

Trends in the neighborhood tend to be for construction of either multi-family apartment complexes or the Azalea Terrace Housing for the Elderly which is a subsidized housing complex for the elderly. This property was financed by bonds issued by the Louisiana Public Finance Authority and requires a certain percentage of the residents to be under the median income level of the parish as a whole. Both the apartment complex identified as Rose
Hill and the housing complex for the elderly identified as Azalea Terrace are fairly new construction and have been well maintained and are both considered positive influences in the subject neighborhood.

                                                      Robert M. McSherry, MAI

There is a public elementary school located directly across Germantown
Road from the subject site and is also not considered detrimental to the area. Other land uses include primarily detached single family dwellings which range in value from a low of $40,000.00 to a high of $200,000.00.
The area is also the location of the majority of the vacant developable land located within the corporate limits of Minden. The trends in the area are considered most positive as access is well provided and the overall location of the neighborhood is considered to be in the path of growth for the City of Minden. No adverse physical characteristics were noted during the inspection of the area.

It is noted that a large number of the residents of Minden are employed in the metropolitan area of Shreveport/Bossier City. This trend of persons utilizing smaller municipalities as their residential base and commuting to the larger metropolitan areas should continue over the foreseeable future and is considered a positive factor in the continued development and growth of Minden and Webster Parish.


                                                      Robert M. McSherry, MAI

                    OVERVIEW OF ASSISTED LIVING INDUSTRY

In anticipation that more elderly Americans will live in assisted living homes than nursing homes in the near future, consumer industry groups are saying it is time to put some minimum standards into law. One of the most important things for the industry is to try not to admit residents it cannot provide quality care for. Many assisted living homes charge additional fees for personal services residents may come to need as they grow older. Some will help residents if they get sick by permitting periodic visits from nurses, for example, or providing supervision for people with Alzheimer's Disease.

In order to minimize residents need to move, the consumer or trade groups say assisted living facilities should be required to offer at least some help with the dozen daily activities including meals, using the bathroom, taking medication and shopping. Those facilities which accept people with Alzheimer's or other types of dementia would also be required to provide 24 hour awake staff and special training for those workers.

Assisted living has become the hottest new housing option for older people by promising to provide a happy medium between their homes and a full nursing home facility. Industry estimates show that the number of elderly Americans living in settings that could be described as assisted living has probably doubled from 560,000 in 1990 to as many as 1,000,000 in 1997. By early next century, experts predict assisted living homes will care for more elderly Americans than nursing homes.

                                                      Robert M. McSherry, MAI

Although numbers are inexact, assisted living facilities ranging from luxury apartment buildings to modest group homes provide housing along with personal services and some health care. Residents may be too frail to live alone but too healthy to need the 24 hour medical attention of nursing homes. Assisted living can be less expensive than nursing homes.
A 1997 survey by the National Center for Assisted Living found that 52% costs $1,001.00 to $2,000.00 per month and 24% cost less than $1,000.00 per month. In contrast, monthly nursing home fees average above $3,000.00.

Assisted living's affordability has attracted the attention of law makers worried about how the nation will ensure elderly care for the huge baby boom generation now middle aged.

Medicaid programs for the poor in 28 states have begun to cover some assisted living services and the Department of Health and Human Services is conducting a fact finding survey.

Unlike nursing homes, assisted living homes are not regulated by the Federal Government. Fewer than half of the states require licensing before it opens. That allows for flexibility and partly explains assisted living's popularity.

In summary, the assisted living facilities currently expanding throughout the United States are the most popular and desirable alternative living situation for those elderly which require some minimal level of care but not the extensive level required by nursing home patients. As the population continues to grow older but maintain better health, the appeal thus desirability of assisted living facilities will continue to be enhanced.

                                                      Robert M. McSherry, MAI

                         SCOPE OF THE APPRAISAL

The appraiser has personally inspected the subject site and conducted an in-depth inspection of the neighborhood in which the subject property is located observing it's trends of development and characteristics.

Vacant land sales utilized in conjunction with the Cost Approach to Value and in determining the estimated Market Value of the subject site, as if vacant, and owned in Fee Simple have been inspected by this appraiser and a combination of data provided by the Marshall Valuation Service Cost Manual and other available in-file data has been utilized in the process of estimating the replacement cost new of the subject improvements.

In the final analysis, the appraiser has utilized and relied upon the experience of judgment based on the opinion of the quality and quantity of the data in arriving at the final value estimate of the Fee Simple Interest in the subject property.

The Income Approach to Value has been completed utilizing a stabilized net income capitalized into value and a discounted cash flow method.
Economic rents were determined by rent comparables and current data utilized with respect to expense projections. Information provided by the publication "Trends in the Health Care Industry" as well as information provided by other actual ongoing facilities similar to the subject have been utilized in the process of estimating the projected expenses which were included in the Income Approach to Value. Although the subject property is proposed at the present time and has no income or expense history, it is considered to be a functional facility and a facility which is demand with respect to providing long term assisted living care.

                                                      Robert M. McSherry, MAI

                         DESCRIPTION OF THE PROPERTY

                                 Site Data

Size, Shape and Topography
The subject site will be a 5.72 acre parcel of land which will be basically rectangular in shape and lying along the north side of Germantown Road, a two laned, asphalt street which provides access to the downtown area of Minden, Louisiana. The topography of the property is rolling and will require substantial grading and site preparation prior to construction. This is not considered truly detrimental. Inspection of the site did not reveal any detrimental physical characteristics which would affect the development of the subject property to it's highest and best use or the proposed utilization of the property.

The 5.72 acre parcel which is the subject site is a portion of a larger
10 acre tract of land which was purchased in April of 1998. This tract contains approximately three (3) to four (4) acres of unusable land located at the rear and along the northern side of the tract which features extremely rough topography, ravines and is, for the most part, unbuildable. This portion of the property can be used in connection with the cut and fill operation necessary to prepare the actual building site for construction with an estimated site preparation expense of $60,000.00 projected by area dirt contractors.

Utilities
The subject property is located inside the corporate limits of Minden, Webster Parish, Louisiana and is provided with all city utilities and services available to properties within the corporate limits of Minden including electrical service, police and fire protection, public water, sewerage disposal, and refuge disposal.

                                                      Robert M. McSherry, MAI

Telephone service and natural gas service is provided by the local utility companies servicing the area.

Access
Access to the subject development is provided as a result of the location of Germantown Road along the southern boundary of the site. Germantown
Road is a dual laned, asphalt, municipally maintained traffic artery servicing primarily local traffic and provides access into the downtown area of Minden to the south and the outlying areas of Webster Parish to the north. There exists an intersection with Interstate 20 in the southern portion of the City of Minden, Interstate 20 being the major east-west interstate highway through the southern United States with I-20 providing access into the metropolitan area of Shreveport/Bossier City, approximately 30 miles to the west.

Numerous other municipal traffic arteries dissect the area and provide adequate access to the subject site from all areas of Minden and Webster Parish.

Zoning
Review of the zoning map found in the Minden City Hall indicates the subject property to be currently zoned "R-4", Multi-Family Residential. The proposed utilization of the site as a site for an assisted living facility requires the site to be zoned "R-4" and this zoning will result in the proposed utilization being a legal conforming use.
This appraiser has not conducted an in-depth review with respect to the abstract to the subject site but no deed restrictions or other restrictive covenants are assumed to exist which would affect the development of the subject property to

                                                      Robert M. McSherry, MAI
its highest and best use. However, this should be ascertained by competent legal authority and is a condition of this appraisal report.


Drainage
Review of Flood Hazard Maps found in the Minden Municipal Office indicated the subject property to be located in a Flood Zone "C" and flood insurance is not required for the subject property. The applicable flood map is identified as Map No. 220237-0005-D with an effective date of March 3, 1992. A copy of this map is contained in the Addenda of this report.

Again it is noted that flood insurance is not required for the subject property according to available maps but this should be ascertained by competent surveyor or engineer.

Tax Data
The subject property is proposed construction property and the taxes on the vacant land only are minimal. The subject property will be placed on the Webster Parish tax rolls the year after it is completed and at that time will be assessed and the tax liability can be estimated. For the purposes of this appraisal report and for the utilization in the Income Approach, taxes have been projected based on comparable properties but are subject to change once the property is completed and placed on the tax roles.

The 1998 millage rates applicable to the subject property are as follows:


                                                      Robert M. McSherry, MAI

         City     8.87 Mills
         Parish  72.28 Mills
         Total   81.15 Mills

Assisted living facilities such as the subject are assessed at 10% of Market Value and conversations with representatives of the Webster Parish Tax Assessor's Office indicate an estimated Market Value for tax purposes will be approximately 20% less than actual Market Value. Thus:

         Estimated Value of Subject    $2,100,000.00
         Estimated Assessed Value      $1,680,000.00
         10% - Assessed Value          $  168,000.00

$168,000.00 X 81.15 Mills = Estimated Tax Liability  $13,633.20

                                                      Robert M. McSherry, MAI

                               LOCATION MAP

                                                      Robert M. McSherry, MAI

                     DESCRIPTION OF THE IMPROVEMENTS
                        Assisted Living Facility

The proposed facility containing the assisted living units will be constructed within a single T-shaped building but a building comprised of different component sections housing the assisted living units in two wings with the public areas located in the center or core of the building. The building is a modified T-shape and encompasses a total of 22,217 square feet of heated area. The assisted living units contained within this facility will contain approximately 485 square feet of living area and feature a bedroom, living room, kitchenette and full bath with shower while the efficiency units will contain approximately 200 square feet of area.
The gross building area was calculated by Mr. Mike Wallace, the preparer of the plans and specifications for the property.

Construction characteristics for this building include reinforced poured concrete foundation with adequate grade beams and both interior and perimeter footings with the exterior being wood framing utilizing a combination of brick veneer vinyl with the roof being a composition shingle roof over wood decking. Windows will be insulated, horizontal slide aluminum windows with each unit of the assisted care units having their own central HVAC unit with the common areas utilizing central, zoned units.

Interior construction will include a combination of vinyl and carpet or ceramic tile flooring, painted or vinyl covered sheetrock walls with acoustical ceilings. Lighting will be both standard and fluorescent fixtures.

                                                      Robert M. McSherry, MAI

Amenities to be contained within the assisted care portion of the building include a full service kitchen, dining room, activities area, whirlpool area, staff laundry, TV rooms, offices and other required amenities as well as an apartment for the resident managing couple.

As previously noted, the total gross area contained within this portion of the subject property is 22,217 square feet. Within this total, 21 assisted living units, 4 efficiency assisted units, the manager's apartment and remaining common areas will be contained. Parking will be poured concrete and located at strategic locations around the site and will be adequate to fulfill the requirements of both the tenants and staff. Landscaping will be extensive and utilized in conjunction with the natural topography of the area should be most pleasing.

Each assisted living unit will include a toilet, lavatory and tub/shower unit, through wall air conditioning unit with heat strip, drop-in over/range unit with vent hood as well as adequate closet and cabinet space.

A complete set of working drawings will be provided the appraiser as a condition of this appraisal to ascertain the assumptions utilized within this report have been fulfilled. A final inspection by the appraiser will be required.

As noted, the subject is proposed construction and this appraisal is conditioned upon the completion utilizing quality materials and workmanship with a final inspection by the appraiser required to ascertain the preliminary plans and specifications provided this appraiser were correct.

                                                      Robert M. McSherry, MAI

       [Subject Property Location Map Indicating the Subject Property]

                                                      Robert M. McSherry, MAI

                            HIGHEST AND BEST USE

                               Introduction

The Appraisal Institute defined highest and best use as follows, "that legal use, at the time of the appraisal, which is the most profitable likely use to which a property can be put."

There are several basic factors which must be considered in order to make a proper determination of Highest and Best Use:

1. The use must be legal, that is, legally adaptable regarding zoning and other restrictions;

2.      The use must be probable, not conjectural or speculative;

3.      The property must be physically adaptable to use contemplated,

4.      There must be a demand for such use;

5. The use must be profitable, the highest return to the land over the longest period of time.

Highest and best use of the land (or site) if vacant and available for use may be different from the highest and best use of the improved property. This is true if the improvement is not an appropriate use, but it makes a contribution to the total property value in excess of the value of the site.

The above five tests have been applied to the subject property's vacant site. In arriving at the estimate of highest and best use, the subject site has been carefully analyzed.

                                                      Robert M. McSherry, MAI

                  HIGHEST AND BEST USE ASSUMING A VACANT SITE


Permissible Use
An investigation has been conducted in order to determine the zoning classification that encumbers the subject property. The results of this investigation has revealed that the subject site is currently zoned "R-4". This is the required zoning for the development of the site to it's proposed utilization as an assisted care facility and, accordingly, this use is a legal, conforming, permissible use.

Possible Use
Inspection of the subject property's neighborhood has been made to determine any physical limitations that might be present. The result of this inspection has revealed the neighborhood is developed with mix of property types.
The zoning which is currently applicable to the subject property does allow for an assisted care facility to be constructed on the site as well as other types of multi-family construction. This zoning classification will allow the property to be developed as proposed within this appraisal report and this is considered the most highly probable use to which the subject property could be put.

In the final analysis, the proposed utilization of the subject property is considered to constitute one of it's Highest and Best Uses.

                                                      Robert M. McSherry, MAI

                            THE APPRAISAL PROCESS

The real estate appraisal profession typically utilizes three basic approaches in the process of estimating the value of a parcel of real property.
These approaches include the Cost Approach, the Income Approach and the Market Data Approach. The Cost Approach utilizes an estimate of reproduction or replacement costs new of the building and other on-site improvements to be contained within the subject property less accrued depreciation from all sources including physical curable and incurable deterioration, functional obsolescence and economic obsolescence to arrive at an estimate of depreciated reproduction or replacement costs for the improvements.
The estimated value of the site, as if vacant, and determined by the comparison of the subject site with other similar parcels in either the immediate proximity of the subject or in other comparable areas is added to the depreciated reproduction or replacement cost estimate of the improvements to provide an indication of value of the property being appraised from the Cost Approach.

The Cost Approach is generally accorded the greatest credence in instances where the property being appraised is either a proposed property or a new property having little or no accrued depreciation or instances where the property being appraised represents a special purpose type property.
In these instances, the Cost Approach is an accurate indication of value for the property and is accorded considerable credence in the reconciliation process.

The Income Approach to Value utilizes an estimate of gross annual income to be generated by the property being appraised as determined to be representative of economic rentals for this type property within the area less an allowance

                                                      Robert M. McSherry, MAI
considered typical for vacancy and collection losses to arrive at an estimate of effective gross annual income which is to be generated by the property. Expenses typically associated with the operation of this type property in accordance with prevailing lease terms and conditions in the area as well as data provided by analysis of the operating history of other similar type properties are projected and deducted from the effective gross annual income to arrive at an estimate of net operating income before recapture attributable to the subject. This net operating income is then capitalized by the most appropriate method available with respect to the subject property in particular and the appraisal problem in general into an indication of value for the property being appraised from the Income Approach. Another method of utilizing the Income Approach is the Gross
Income Multiplier technique. This technique identifies the relationship between the sales price (value) of a property and its gross annual income earning potential. The Gross Income Multiplier is derived by dividing the sales price of a property by its gross potential income and, thus, is an excellent indicator of buyer, seller and investor attitudes toward the property being analyzed. An effective gross income multiplier is also excellent as it utilizes the actual gross income after vacancy to derive the multiplier. use depends upon available data.

The Market Data or Direct Sales Comparison Approach utilize sales of comparable improved properties in either the immediate proximity of the subject or in other comparable areas to derive a unit of comparison.
Each of the various comparable sales are carefully reviewed and analyzed by the appraiser, adjusted for any dissimilarities between the subject property and the comparable sale in such areas as date of sale, location, design, condition, and other physical characteristics to result in an adjusted unit of comparison to be utilized in the

                                                      Robert M. McSherry, MAI

Market Data or Direct Sales Comparison Approach to provide an indication of value for the property being appraised.

The reconciliation is the method whereby all data provided by the various approaches utilized in the appraisal report are carefully analyzed and accorded weight in varying degrees. The approach which is considered to be the most representative of current buyer, seller and investor attitudes towards the subject property is accorded the greatest credence in the final analysis but all the approaches are interrelated and all data gathered and utilized in the various approaches must be carefully analyzed in the reconciliation process and to ignore any available data would be improper.

                                                      Robert M. McSherry, MAI

                         COST APPROACH TO VALUE

The Cost Approach to Value, like the Sales Comparison and Income Approaches, is based on comparison. in the Cost Approach, the cost to construct a building and the value of any existing building are compared. The Cost Approach to Value reflects market thinking in the recognition that market participants relate value to cost. Buyers tend to judge the value of an existing structure by comparing it to the value of a newly constructed building with optimal functional utility. Moreover, buyers adjust the prices they are willing to buy by estimating the cost to bring an existing structure to desired levels of functional utility.

Thus, by applying the Cost Approach, an appraiser attempts to estimate the difference in worth to a buyer between the property being appraised and a newly constructed building with optimal utility. An appraiser makes a sound value estimate by estimating the cost to construct a reproduction of or a replacement of the existing structure and then deducts all evidence of accrued depreciation in the property being appraised from the cost of the reproduction or replacement structure and the resulting figure, plus the value of the land, plus any entrepreneurial profit provides a value indication through the application of the Cost Approach.

The decision to utilize reproduction or replacement costs is most pertinent and the selection plays and important part in contributing to the validity of the Cost Approach. Replacement cost is defined in Real Estate Appraisal Terminology as being, "the cost of construction at current prices of a building having utility equivalent to the building being appraised but built with modern materials and

                                                      Robert M. McSherry, MAI
according to the current standards, design and layout. The use of the replacement cost concept presumably eliminates all functional obsolescence and the only depreciation to be measured is physical deterioration and economic obsolescence." The appraisers will utilize the replacement cost method supported by Marshall Valuation Service in conjunction with the construction cost estimate provided by knowledgeable contractors/engineers or architects.

                               DEPRECIATION

All types of accrued depreciation affecting the subject improvements were considered. Accrued depreciation is defined as, "the difference between reproduction cost new as of the date of the appraisal and the present contributory value of the improvements." Accrued depreciation is divided into three basic categories: physical deterioration (which includes curable and incurable), functional obsolescence (including curable and incurable), and economic obsolescence (which is always incurable).
The following is a discussion of each type of depreciation and the observed depreciation applicable to the subject property.

Physical Deterioration, Curable
This type of depreciation is defined as, "the loss in value from cost new which can be recovered or offset through correction, repair, or replacement of the defective items causing the loss, providing the resultant value approximates the cost of the work." The property is proposed thus no deferred maintenance is present.

                                                      Robert M. McSherry, MAI

Physical Deterioration, Incurable
This type of depreciation is defined as, "the loss from cost new which is impossible to offset or which would involve an expenditure substantially in excess of the value increase resulting therefrom." The property is proposed and has an effective are of 0 years and a total economic life of 30 years.

Functional Obsolescence
Functional obsolescence is defined as, "the loss from cost new as of the date of the appraisal which is caused by a superadequacy, inadequacy, unattractive style, poor or inefficient layout or design." Items causing functional obsolescence can be either curable or incurable; it is curable only when it is profitable to cure the item. Incurable, functional obsolescence involves items of initiate which would not be economical to correct because the value would not increase so much as the cost of correction. Based on my inspection of the subject improvements, it is my opinion that they are totally adequate and comparable to similar properties in the same general price range, therefore, no loss of value from functional obsolescence exists.

Economic Obsolescence
This type of depreciation is defined as, "the loss from cost new as of the date of the appraisal due to causes external to the property boundaries." To measure this type of obsolescence the appraiser capitalizes the rent lost due to the external factor for the prorata share applicable to the building. As indicated in the site date, there are no undesirable external influences and, thus, there is no loss to the subject improvements due to economic obsolescence.

                                                      Robert M. McSherry, MAI

Entrepreneurial Profit
For the Cost Approach to provide a sound indication of value, a market derived entrepreneurial profit must be added to the direct and indirect costs. The profit figure is typically expressed as a percentage of total direct and indirect costs. Entrepreneurial profit is a necessary element in the motivation to construct the improvements. However, part or all of the profit may be lost as functional or external obsolescence if the market indicates that the improvements have a Market Value less than the current reproduction or replacement cost less physical deterioration.

The results of the investigation and analysis of this market data will appear as follows:

                                                      Robert M. McSherry, MAI

                          COMPARABLE LAND SALE 1

Date of Sale:                       September 12, 1988

Location:                           Westside of Germantown Road south of
                                    Country Club Drive, Minden, Webster
                                    Parish, Louisiana

Brief Legal Description:            Tract in located in the SW 1/4 of the NE
                                    1/4 of the SE 1/4 of Section 15,
                                    T19N-R9W, Webster Parish, Louisiana

Recordation Data:                   CB 704, Page 695, Webster Parish,
                                    Louisiana

Grantor:                            R.D. Hinton

Grantee:                            Rose Hill Estates, Limited Partnership

Sales Price:                        $37,500.00

Terms of Sale:                      Cash

Cash Equivalency Price:             $37,500.00

Site Size:                          2.5 acres or 108,900 square feet

Indicated Price/Acre:               $15,000.OO/Acre

Indicated Price/Sq. Ft.:            $.34/Square Foot

Utilities:                          All available

Flood Zone:                         N/A

Zoning:                             "R-4"

Confirmation:                       Deed Records


                                                      Robert M. McSherry, MAI

                           COMPARABLE LAND SALE 2


Date of Sale:                       July 14, 1994

Location:                           Westside of Germantown Road south of
                                    Country Club Drive, Minden, Webster
                                    Parish, Louisiana

Brief Legal Description:            Tract located on portions of Sections
                                    14 and 15, T19N-R9W, Minden,
                                    Webster Parish, Louisiana

Recordation Data:                   CB 804, Page 93, Webster Parish,
                                    Louisiana

Grantor:                            Luther Moore and Donald Hinton
                                    Trust

Grantee:                            Azalea Terrace Apartments, Limited
                                    Partnership

Sales Price:                        $57,000.00

Terms of Sale:                      Cash

Cash Equivalency Price:             $57,000.00

Site Size:                          2.82 acres or 122,839 square feet

Indicated Price/Acre:               $20,212.00/Acre

Indicated Price/Sq. Ft.:            $.46/Square Foot

Utilities:                          All available

Flood Zone:                         N/A

Zoning:                             "B-4"

Confirmation:                       Deed Records

                                                      Robert M. McSherry, MAI

                    ANALYSIS OF COMPARABLE LAND SALES

The two vacant comparable land sales contained within this appraisal report and utilized for analysis purposes are sales of two sites located either adjacent to or directly to the south of the subject property. Vacant Land Sale 1 was developed with a small multi-family complex and, although somewhat dated, is considered to be reflective of attitudes in the area. This property is somewhat smaller in size requiring a slight upward adjustment but was similar in physical characteristics at the time of sale requiring no adjustment for the physical characteristics or for location.

Vacant Comparable Land Sale 2 is located south of and adjacent to the subject property and again it is somewhat smaller requiring a slight upward adjustment. This property has been developed with a housing complex for the elderly which utilizes low interest financing which requires a certain number of units to be rented to persons having less than the per capita income in the parish and this complex is not considered truly competitive with the subject property. Again, this property required substantial site preparation prior to development, similar to the subject, and requires no adjustment for physical characteristics or location.
Analysis of these two sales indicates an adjustment for the time differential to be required. The analysis of these paired sales indicates an annual increase in value of 5% and, accordingly, both of these sales have been adjusted accordingly for the time differential between the date of this appraisal report and the date of the comparable sales conveyance.

                                                      Robert M. McSherry, MAI

This appraiser conducted a thorough and in-depth review of vacant and comparable land sales transactions in the Minden, Louisiana area. Although a number of sales are found which have occurred in the immediate proximity of Interstate 20, the location of these sales and the Highest and Best
Use are decidedly different than those for the subject site and were not felt appropriate to this appraisal assignment.

The subject property was originally a 10 acre tract purchased in April of 1998. However, the actual contract to purchase the property was executed approximately seven (7) months prior to this date with additional costs accumulated with respect to the purchase price of the site including a real estate commission, legal work required for the rezoning of the subject property as well as carrying costs of the money borrowed for the deposit paid on the site during this holding period. In addition, of the total
10 acres, approximately six (6) to seven (7) acres are considered usable land with the remaining acreage considered unusable without extensive and cost prohibitive site preparation. However, this unusable portion of the site can be used to provide fill for the primary site which will be needed in the preparation of the primary site for the construction of the improvements. Thus, the effective price paid for the subject property based on usable acreage only is somewhat in excess of the $15,000.00 per acre indicated by the deed when all the appropriate additional expenses are added and only the usable land area is considered in the calculations.

It is also important to note that the 5.72 acre site has been taken from what is considered the "heart" of the site and is the best land thus indicating an additional adjustment.

                                                      Robert M. McSherry, MAI

In the final analysis, after each of the sales have been carefully analyzed and adjusted for dissimilarities, it is our opinion that the available market data indicates a market value of the subject property as if vacant but prior to site preparation for construction of $25,000.00 per acre.

Therefore, the Estimated Value of the subject property, as if vacant, is thus summarized:

      5.72 acres @ $25,000.00/acre   =              $143,000.00

INDICATED VALUE OF SITE,
 AS IF VACANT, BUT PRIOR TO
 SITE PREPARATION (R/T)                             $140,000.00

                                                      Robert M. McSherry, MAI

                     VACANT LAND SALES ADJUSTMENT CHART

Sale Number                Subject          1                  2
Property Rights Appraised  Leased Fee       Leased Fee         Leased Fee
Financing Terms            Cash Equivalent  Cash Equivalent    Cash Equivalent
Condition of Sale          Arms Length      Arms Length        Arms Length
Sale Date                  Current          September 1, 1998  July, 1994
Size/Acres                 5.72             2.50               2.82
Effective Price/Acre       N/A              $15,000.00         $20,212.00
Market Condition           Current          +50%               +20%
Location                                    -0-                -0-
Size                                        +10%               +10%
Physical Characteristics                    -0-                -0-
Adjusted Price/Acre                         $24,000.00         $26,275.00
Gross Income Multiplier                     7.9                8.5


  [COMPARABLE LAND SALES MAP INDICATING COMPARABLE LAND SALES LOCATIONS]

                          DISCUSSION OF COST APPROACH

In the construction of any project, the total cost of development can be divided into basic categories: direct or hard cost, and indirect or soft costs. As defined in Real Estate Appraisal Terminology, the definition of Direct Costs is, "the cost of direct labor and materials devoted specifically to a unit of work. In construction, these costs are directly related to site acquisition and construction of the improvements..." Defined in this same text, Indirect Cost is, "that cost in the development of a property which would not be included in a general contract for construction or for land acquisition..."

Direct costs include the cost of items such as land acquisition, construction of the buildings, equipment and fixtures, the builder's profit and overhead, any temporary buildings for on-the-job usage, power line installation, and the electrical power used in the construction. As indicated in the Cost Approach Schedule which follows, direct or hard costs have been broken down into categories of building area, elevators and other primary building costs.

Indirect, or soft costs, generally include fees, financing costs, and overhead. As the Cost Approach Schedule indicates, the indirect costs fall into 8 categories. The permits and fees sections include the estimated costs of a building permit, an appraisal, a survey and accounting and inspection charges. Architectural engineering estimates have been based on typical market charges. The legal expenses includes work done on both interim and permanent loan packages. The insurance costs indicated are limited to construction-period coverage including the builder's risk.

                                                      Robert M. McSherry, MAI

The closing cost estimate includes costs of closing both the interim and permanent loans. The interest expense is based on typical current market conditions and covers the period of time required to complete the construction of the project. The loan commitment fees are also based on current typical market conditions.

The appraiser's have relied upon the Marshall Valuation Service, a publication of Marshall & Swift, 1617 Beverly Boulevard, Post Office Box 26307, Los Angeles, California, in estimating the replacement costs new of the subject property improvements.

The Cost Approach to Value, as it applies to the property being appraised, is as follows:

                                                      Robert M. McSherry, MAI

                              COST APPROACH TO VALUE
                    Cost Source: Marshall-Swift Cost Manual and
                       Actual Costs Provided by Fred Bayles

Direct Costs:

Primary Structure
     22,217 sq. ft. @ $59.70/sq. ft.                        $1,326,354.00

Total Direct Costs: Improvements                            $1,326,354.00

Indirect Costs:

Plans, Specifications, Inspection    Included in Direct Costs
 Contractor's Overhead/Profit              $170,000.00
 Interim Interest                          $ 65,250.00
 Legal, Audit, Appraisal                   $ 60,400.00
 Financing Fees - Construction             $ 30,000.00
 Misc. Expenses                            $ 50,000.00
 Financing Fees - Long Term                $162,500.00

Total Indirect Costs                                        $  538,150.00

Total Replacement Costs New: Improvements                   $1,864,504.00

Less:Accrued Depreciation

 Physical Curable              -0-
 Physical Incurable            -0-
 Functional Obsolescence       -0-
 Economic Obsolescence         -0-

Total Accrued Depreciation                                         -0-

Depreciated Replacement Costs: Improvements                 $1,864,504.00

Add: Land Value
      5.57 acres @ $25,000.00/acre                          $  140,000.00

Add: Site Preparation                                       $   60,000.00

Add: Furniture, Fixtures and Equipment                      $   75,000.00

Add: Parking, Walks, Landscaping, Porches                   $   25,000.00

                                                      Robert M. McSherry, MAI

Add: Entrepreneurial Profit @ 5%                            $   93,200.00
Total All Costs and Value Components                        $2,257,704.00

INDICATED VALUE OF SUBJECT FROM
 COST APPROACH (R/T)                                        $2,255,000.00


Note: Cost of Furniture, Fixture and Equipment based on costs association with actual costs experienced by Southside Garden Assisted Care Facility and Arbor House of West Monroe, Louisiana.

                                                      Robert M. McSherry, MAI

                         MARKET DATA APPROACH TO VALUE
Market data is discussed in all the approaches to value. Data analysis is needed in the Cost Approach to develop a land value indication and to support costs and depreciation indicators; in the Income Approach to establish rent levels, vacancy indications, expenses, and capitalization rates; and in the Direct Sales Comparison Approach to establish comparability.

The appraiser has carefully perused the Louisiana market with respect to sales of properties considered similar to the subject property and none were found. However, available data from other appraisers has revealed the sale of three similar type properties in other areas of the United States and these are included merely for analysis purposes as follows:

                                                      Robert M. McSherry, MAI

                          IMPROVED PROPERTY SALE 1


VENDOR:                             American Retirement, Inc.

VENDOR:                             Horizon Retirement, Inc.

LOCATION:                           2601 Chimney Rock Road,
                                    Hendersonville, North Carolina

RECORDATION:                        N/A

DATE:                               February, 1993

CONSIDERATION:                      $6,480,000.00

TERMS: $2,224,000.00 cash, assumption of a mortgage balance of $4,316,000.00. terms are considered to be cash equivalent.

SITE SIZE:                          N/A

IMPROVEMENTS:                       This is a 110 unit senior living
                                    community constructed in 1988.  The
                                    units are housed in a three-story
                                    building of wood frame construction.
                                    Construction quality is considered to be average; condition at the time of sale was good. The gross building area is approximately 96,058 square feet with an average unit size of 873 square feet.

ESTIMATED GROSS INCOME:             $1,706,255.00

ESTIMATED EXPENSE RATIO:            Approximately 56 percent

NET OPERATING INCOME:               Approximately $751,844.00

UNIT INDICATORS:                    SP/Unit = $58,909.00
                                    SP/SF   = $    67.46
                                    SP/GI   = 3.80 GIM
                                    NOI/SP  = 0.1160 OAR

                                                      Robert M. McSherry, MAI

                        IMPROVED PROPERTY SALE 2


VENDOR:                             American Retirement, Inc.

VENDOR:                             Emeritus Corporation

LOCATION:                           2601 Chimney Rock Road,
                                    Hendersonville, North Carolina

RECORDATION:                        N/A

DATE:                               September, 1995

CONSIDERATION:                      $9,483,523.00

TERMS:                              Cash

SITE SIZE:                          N/A

IMPROVEMENTS:                       This is a 110 unit senior living
                                    community constructed in 1988. The
                                    units are housed in a three-story
                                    building of wood frame construction.
                                    Construction quality is considered to be average; condition at the time of sale was good. The gross building area is approximately 96,058 square feet with an average unit size of 873 square feet.

ESTIMATED GROSS INCOME:             Approximately $2,175,000.00

ESTIMATED EXPENSE RATIO:            Approximately 56 percent

NET OPERATING INCOME:               Approximately $957,000.00

UNIT INDICATORS:                    SP/Unit = $86,214.00
                                    SP/SF   = $    98.73
                                    SP/GI   = 4.36 GIM
                                    NOI/SP  = 0.1009 OAR

                                                      Robert M. McSherry, MAI

                            IMPROVED PROPERTY SALE 3


VENDOR:                             ABD Investments, Inc.

VENDOR:                             Merrill Associates, LP

LOCATION:                           6725 Inglewood Avenue, Stockton,
                                    California

RECORDATION:                        N/A

DATE:                               July, 1994

CONSIDERATION:                      $4,200,000.00

TERMS:                              Cash

SITE SIZE:                          N/A

IMPROVEMENTS:                       This is a 74 unit senior living community
                                    constructed in 1989.  The units are
                                    housed in two-story buildings of wood
                                    frame construction. Construction quality is considered to be average; condition at the time of sale was good. The gross building area is approximately 63,730 square feet with an average unit size of 861 square feet.

ESTIMATED GROSS INCOME:             Approximately $1,395,000.00

ESTIMATED EXPENSE RATIO:            Approximately 70 percent

NET OPERATING INCOME:               Approximately $418,500.00

UNIT INDICATORS:                    SP/Unit = $56,757.00
                                    SP/SF   = $    65.90
                                    SP/GI   = 3.01 GIM
                                    NOI/SP  = 0.0996 OAR

                                                      Robert M. McSherry, MAI

      [Improved Property Sales 1 & 2 Map Indicating the Suject Property]

        [Improved Property Sale 3 Map Indicating the Subject Property]

                                  SUMMARY

                           Sale One     Sale Two     Sale Three
Indicated OAR              11.6%        10.09%       9.96%
Price/Unit                 $58,909.00   $86,214.00   $56,757.00
Gross Income Multiplier    3.80         4.36         3.01
Estimated Expense Ratio    56%          56%          70%


The three Improved Property Sales included within this report have been provided this appraiser by knowledgeable sources and other appraisers and are deemed accurate as they were verified by knowledgeable and ethical persons. The appraiser has conducted an in-depth review of conveyances of similar type assisted living or congregate care facilities in the State of Louisiana and none were found which were considered to be reflective of true arms-length transactions between willing buyers and willing sellers with no undue duress being experienced. These three Improved Property
Sales have been included for the purpose of deriving an indicated Overall Capitalization Rate, an indicated price per unit and an indicated Gross Income Multiplier for utilization in the analysis process with respect primarily to the Income Approach to Value. The level of services provided by these facilities are similar to those to be provided by the subject property which would include three (3) meals per day, utilities, maid service one (1) day a week, flat linen service one (1) day a week, various assistance with respect to bathing, exercise, and transportation to various off-site functions as well as on-site recreational functions, counseling, with other services provided on a more extensive basis for additional expense paid by the guest or resident of the facility. It is acknowledged that a large number of the residents residing in the assisted care facilities are requiring increased levels of

                                                      Robert M. McSherry, MAI
care and these additional expenses are being passed directly to the tenant as they upset the economies of an assisted care facility having to provide this extraordinary level of care without additional remuneration.

The price per unit indicated by Improved Property Sale 2 is considered the best available and has been accorded the greatest credence. Accordingly:

          25 Units @ $86,000.00/Unit              $2,150,000.00

INDICATED VALUE OF SUBJECT FROM
 THE MARKET DATA OR DIRECT SALES
 COMPARISON APPROACH (R/T)                        $2,150,000.00

                                                      Robert M. McSherry, MAI

                         INCOME APPROACH TO VALUE

                              Introduction

The Income Approach reflects the subject's income-producing capabilities and requires an analysis of the project's probable market rent. In the comparative analysis, we have considered factors that would probably influence market acceptance of properties in the area. The factors include proximity to major traffic arteries; location; design; amenities; and the quality of management.

To develop a supportable estimate of value using the Income Capitalization Approach, realistic projections of income and expenses must be made. congregate care facilities are unique forms of real estate with many unusual characteristics, such as an intensive use of labor, costs of goods sold, expenses categories, and product identity. Therefore, special care in data gathering and analysis are required to create an estimate of the future income for the subject. The appraiser will utilize data provided by the publication, Trends in the Health Care lndustry for supporting data.

The subject property is proposed at the present time and, therefore, has no historical income and expense data associated with the property.

The subject will contain 21 assisted care units and 4 efficiency assisted care units all located in a single T-shaped building which will also contain a resident manager's apartment and common areas for the operation of the facility. The services provided the assisted living units include all utilities, maid service, three meals a day, transportation, activities with additional laundry and maid service available at additional expense. Normal day to day medical treatments are also

                                                      Robert M. McSherry, MAI
available for the various tenants with any extraordinary medical expense passed directly to the tenant.

This appraiser has had the opportunity to appraise a number of assisted care facilities in both Louisiana and Mississippi over the last several years and has relied on data provided by these facilities, various industry publications and data provided by various health care consulting groups and experts in arriving at the estimated monthly rental rates and expenses including fixed expenses, operating expenses, staffing, dietary, reserves and other appropriate expenses.

This appraiser has conducted rental surveys of a number of assisted care, private pay facilities located in the Baton Rouge, Louisiana area as well as a single facility located in West Monroe, Louisiana in order to arrive at an estimated economic rental rate for the subject property based on the level of services provided. The assisted care market is still a relatively new market and the majority of the facilities have been constructed in larger metropolitan areas such as Baton Rouge. The rental rates commanded in these larger areas are above those which can be commanded in smaller or more rural communities in North Louisiana and appropriate adjustments have been made. The most comparable property is the Arbor House of West Monroe, which was completed in December of 1997 and has experienced stabilized occupancy with respect to the assisted care units within a six (6) month period. These units lease for $1,725.00 per month for the basic rate with expenses including utilities, three (3) meals a day, maid service once a week, laundry service once a week, assistance in bathing, transportation to shopping, church and other functions as well as in-house recreational activities.

                                                      Robert M. McSherry, MAI

This appraiser has also recently completed an appraisal of a 33 unit assisted care facility located in Baton Rouge, Louisiana which is very typical with respect to the subject property. However, the monthly rate provided by this facility is slightly higher than those in rural areas with the base monthly rate being $1,850.00 per month. The same services are provided including utilities, three (3) meals per day, assistance with daily living activities including bathing, grooming, weekly bed linen and towel service, weekly house keeping, transportation to medical and dental appointments, worship service, planned activities as well as other assistance required.

Based on this appraiser's personal inspection of these two facilities and adjustment, it is our opinion that a $1,775.00 per month with services including electricity, three (3) meals per day, maid service, transportation, activities, assistance in the normal living activities as well as normal day to day medical treatment being provided.

The actual income and expense data of various facilities is closely held information and these individuals have requested confidentiality with respect to this actual data. Accordingly, this data has been retained in our various files.

The results of our survey and analysis indicates an economic rental rate for the assisted care units, based on the herein listed services being provided, of $1,775.00 per month and $1,100.00 per month for the efficiency units with the rates remaining stable over the two year projection period. The projected rate includes the herein listed services being provided.

                                                      Robert M. McSherry, MAI

Inflation will impact expense projections as well as increased occupancy and these anticipated increases have also been utilized in the Income Approach to Value.

In order to accurately project appropriate expenses for the subject property, the appraiser has reviewed the current publication Trends On the Health
Care Industry with respect to historical operating expenses for assisted care facilities. In addition, this appraiser has been provided itemized comparable expense data with respect to three separate properties located in the State of Louisiana but, due to confidentiality requirements, the names of these properties are retained in the appraiser's file at the request of the property owners. However, the following summary chart is included for the benefit of the reader of this appraisal report and it also provides support for the expense projections for the subject property. The Income Approach to Value as it applies to the property being appraised based on economic rental rates herein quoted and utilizing a two year period in order to achieve a stabilized net occupancy and thus a stabilized net operating income is reproduced as follows:

                                                      Robert M. McSherry, MAI

                     ITEMIZED COMPARABLE EXPENSE DATA

                             Property 1   Property 2   Property 3
Administrative               $249,610.00  $417,960.00  $461,530.00
Dietary                      $186,938.00  $251,184.00  $204,983.00
Maintenance                  $156,914.00  $275,424.00  $193,530.00
Housekeeping/Janitorial      $ 51,340.00  $ 55,512.00  $ 52,322.00
Taxes/Insurance              $ 82,000.00  $110,560.00  $ 66,738.00
Utilities                    $ 91,328.00  $ 24,360.00  $ 65,678.00
Nursing/Other                   -0-       $  9,458.00  $ 10,664.00
Per Unit Expenses            $  9,522.00  $  9,458.00  $ 10,664.00


                                                      Robert M. McSherry, MAI

                            INCOME APPROACH TO VALUE

                                   Year One


Gross Annual Potential Income:

 21 - Assisted Living Units @ $1,775.00/month                 $ 447,300.00
  4 - Efficiency Units @ $1,100.00/month                      $  52,800.00

Total Gross Annual Potential Income                           $ 500,100.00

Less:Vacancy and Collection Losses

 Assisted Living Units (25%)                                  $ 111,825.00

Total Vacancy and Collection Loss                             $ 111,825.00

Effective Gross Annual Potential Income                       $ 388,275.00

Expenses:

     Administrative                $53,500.00
     Plant Operations              $37,400.00
     Dietary                       $45,625.00
     Housekeeping                  $12,500.00
     Aides                         $41,000.00
     Activities                    $15,000.00
     Reserves for Replacement      $ 7,500.00

Total Expenses                                                $ 212,525.00

Net Operating Income                                          $ 175,750.00


Note:  Management fee included in Administrative Expense.

                                                      Robert M. McSherry, MAI

                            INCOME APPROACH TO VALUE

                                   Year Two

Gross Annual Potential Income:

 21 - Assisted Living Units @ $1,775.00/month                 $ 447,300.00
  4 - Efficiency Units @ $1,100.00/month                      $  52,800.00

Total Gross Annual Potential Income                           $ 500,100.00

Less:Vacancy and Collection Losses

 Assisted Living Units (10%)                                  $  44,730.00

Total Vacancy and Collection Loss                             $  44,730.00

Effective Gross Annual Potential Income                       $ 455,370.00

Expenses:

     Administrative                $53,500.00
     Plant Operations              $44,550.00
     Dietary                       $54,200.00
     Housekeeping                  $13,750.00
     Aides                         $45,100.00
     Activities                    $16,500.00
     Reserves for Replacement      $ 7,500.00

Total Expenses                                                $ 235,100.00

Net Operating Income                                          $ 220,270.00


Note:  Management Fee included in Administrative Expense.

                                                      Robert M. McSherry, MAI

                    JUSTIFICATION OF CAPITALIZATION RATE

Direct Capitalization is a method used to convert a single year's income estimate into a value indication in the Income Capitalization Approach. The direct capitalization formula using an overall property capitalization rate is:

           Value / Net Operating Income = Overall Capitalization Rate

In this appraisal, the appraisers will employ two different methods to obtain an overall capitalization rate:

     1)    Band of Investment - mortgage and equity components

     2)    Underwriter's Method (derivation from debt coverage ratio)

Band of Investment
The appraisers contacted local lenders regarding rates and terms of alternate investments as well as current market rates applicable for this market.

Annual Constant - In developing the mortgage components for the Band of Investment Method, the appraisers reviewed the National Mortgage Commitment Survey conducted by the Appraisal Institute Research Department which surveyed sample lenders in various geographical regions throughout the United States. The data quoted is based on national averages and do not reflect conditions inherent in all markets. Therefore, the appraisers contacted local lenders regarding rates and terms applicable for this market area. Lenders in the local market are quoting rates at prime plus
1%, terms of 20 years. 75% and a loan-to-value ratio. The local market closely approximates the national averages for the subject property type.

                                                      Robert M. McSherry, MAI

The appraisers reviewed available data concerning current national and local quoted mortgage rates and talked to various lenders in the Louisiana area which confirm that market rates and terms for loans of the quality of the subject property are available at 9% interest rate with monthly payments amortized for a 20 year term, a 75% loan-to-value ratio. Therefore, the mortgage constant is derived to be .1079671.

Equity Dividend - Current rates of return available from alternative investment vehicles are reviewed. These alternative investments are more liquid than an investment in real estate- therefore any potential investor would expect a higher rate of return. Based on this, we have been able to conclude that a 9% equity dividend rate is required to attract investment capital to the subject property's type which is considered to be slightly more risky than other types of real estate investments.

In order to ascertain the appropriate equity dividend or "cash-on-cash" rate, the appraiser has reviewed money rates for other alternate investments as of September 8, 1998. The results of this analysis of comparable and alternative money rates are as follows:

     Certificates of Deposit      30 Day  4.68%
                                  90 Day  4.96%
                                 180 Day  5.04%

     Treasury Bill Rates        3 Months  4.79%
                                6 Months  4.79%
                                52 Weeks  5.00%

     30 Year Treasury Bond Rate           5.36%

     Merrill-Lynch Ready Assets   30 Day  5.03% (Average Yield)

                                                      Robert M. McSherry, MAI

As can be reflected by the above alternate investment vehicles. Current rates for both short and long term yields is between the high 4.00% to the low 5.00% range. The projected 9.00% equity yield or "cash-on-cash" return projected for the subject property provides an excellent return on the investor's cash, approximately 3.00% in excess of other alternate investment vehicles. Accordingly, the 9.00% equity dividend rate is considered appropriate when the overall risk and competitive rates are considered.

Derivation of Capitalization Rate - The band of investment (or weighted average) formula for deriving an overall rate when the mortgage constant and equity dividend rates is known as:

                       Mortgage Percent x Mortgage Constant
                                      Plus
                       Equity Percent x Equity Dividend Rate
                                     Equals
                           Overall Capitalization Rate

                              .75 x . 1079671 = .0809
                                .25 x .09 = .0225
                                 Total = .10340
                                 Rounded to .103

Underwriter's Method
In making loan decisions, institutional lenders use a debt coverage ratio
(DCR), which is the ratio of net operating income to annual debt service. This measure of constraint is frequently used by institutional lenders, who are general fiduciaries. They manage and lend the money of others, including depositors and policy holders. Because of the fiduciary responsibility, institutional lenders

                                                      Robert M. McSherry, MAI
are particularly sensitive to the safety and profit and are anxious to avoid default and possible foreclosure. Consequently, when they underwrite income property loans, institutional lenders try to provide a cushion so that the borrower will be able to meet the debt service obligations on the loan even if the building income declines.

The debt coverage ratio may also be used to estimate the overall capitalization rate by multiplying the ratio by the mortgage loan constant
(RM) and the loan-to-value ratio (M). The debt coverage ratio, mortgage loan constant, and loan-to-value ratio have already been determined to be 1.20,
 .1079671 and .75, respectfully. The formula for derivation of an overall capitalization rate from debt coverage ratio is as follows:

                   RO  = DCR x RM x M
                   RO  = 1.20 X .1079671 X.75
                   RO  = .0971
                   R/T = .097

Review of the three (3) improved property sales contained within this report have indicated an Overall Capitalization Rate from a low of 9.96% to a high of 11.6%. These indicated Overall Capitalization Rates which have been derived from available market data indicates the rate chosen for the capitalization of the net income into an indication of value based upon stabilized income of 10.5% is reflective of current industry attitudes and is considered appropriate with respect to this particular appraisal assignment.

                                                      Robert M. McSherry, MAI

Conclusion
Based on the available information we have concluded that a 10.5% is the most appropriate capitalization rate which is derived from the actual band of investments method and supported by the Underwriter's Method and available market data. The location of the subject has also been considered.
Thus:

                NET OPERATING INCOME
                --------------------    =        VALUE
            OVERALL CAPITALIZATION RATE

                    $220,270.00
                --------------------    =        $2,097,809.00
                       .105

INDICATED VALUE OF SUBJECT FROM
 INCOME APPROACH (R/T)                           $2,100,000.00

                                                      Robert M. McSherry, MAI

                      DISCOUNTED CASH FLOW ANALYSIS

The subject property will require a period in excess of one year to achieve stabilized net income. In order to provide an estimate of the present value of the improvements upon completion but prior to achieving stabilized net operating income, the discounting process is utilized.

The income stream generated by the subject until stabilized income is reached is discounted into an estimate of present value and the reversionary value of the improvements as estimated upon achieving a stabilized net income is also discounted to present worth. The market indicates a discount rate of 11% to be appropriate to be utilized in discounting the income and reversion and this is based on current rates of return on alternate investments and the risk associated with the subject.

                                                      Robert M. McSherry, MAI

Present Worth of Income Stream

     Year One:           $175,750.00 x .900901 =              $  158,333.00
     Year Two:           $220,270.00 x .811622 =              $  178,775.00

Total Present Value of Income Stream                          $  337,108.00

Present Worth of Reversion

     $2,100,000.00 x .811622                                  $1,704,406.00

Summation:

     Present Worth of Income Stream                           $  337,108.00
     Present Worth/Reversion                                  $1,704,406.00

Total                                                         $2,041,514.00

INDICATED VALUE OF SUBJECT FROM
 INCOME APPROACH/DISCOUNTED
 CASH FLOW                                                    $2,040,000.00

                                                      Robert M. McSherry, MAI

                         RECONCILIATION AND FINAL VALUE

The three approaches to value have indicated the following value estimates of the property being appraised:

          COST APPROACH TO VALUE         $2,255,000.00

          MARKET APPROACH TO VALUE       $2,150,000.00

          INCOME APPROACH TO VALUE
           OVERALL CAPITALIZATION RATE   $2,100,000.00
           DISCOUNTED CASH FLOW
            ANALYSIS                     $2,040,000.00

The subject property is proposed construction and only preliminary plans and specifications have been provided this appraiser in order to complete the Cost Approach to Value. Costs are extremely difficult to estimate and no two competent contractors will ever agree on the actual cost to construct a property. However, this appraiser has utilized reliable sources including the Marshall Valuation Service Cost Manual as well as actual construction costs affecting a similar type property in order to complete the Cost Approach to Value and this approach is considered reflective of the cost new of the subject property.

The subject property is considered an income producing and has been valued based on it being a Going Concern. The property is under competent ownership and will have excellent management in place and the utilization of the Going Concern concept is considered appropriate with respect to this particular appraisal problem. Accordingly, the Indicated Value of the Property based on stabilized net income being generated at the end of the second year is

                                                      Robert M. McSherry, MAI
considered the best available indicator of it's current Market Value and has been accorded the greatest credence in the final analysis.

Based on the data contained within this report, other in-file data, and this appraiser's review and analysis of said data, it is our opinion that the proposed property identified as the 21 Unit Assisted Care and 4 Unit Efficiency Assisted Care Facility all located on Germantown Road within the corporate limits of Minden, Webster Parish, Louisiana was estimated to have a Market Value, as of September 8, 1998, but subject to completion according to plans and specifications utilizing quality materials and workmanship throughout and also subject to the other conditions contained within this report, and based upon Stabilized Net Operating Income, of:

                  TWO MILLION ONE HUNDRED THOUSAND DOLLARS
                              ($2,100,000.00)

     Allocated:
          Land                                  $  140,000.00
          Improvements:                         $1,885,000.00
          Furniture, Fixtures and Equipment     $   75,000.00
          Goodwill of Going Concern                     -0-

The estimated "as is" value is estimated to be, as of September 8, 1998 and subject to completion within a reasonable period of time, is:

                    TWO MILLION FORTY THOUSAND DOLLARS
                             ($2,040,000.00)

                                                      Robert M. McSherry, MAI

                                ADDENDA

                                                      Robert M. McSherry, MAI

                       APPRAISER'S CERTIFICATION


I certify that, to the best of my knowledge and belief....

(1)   The statements of fact contained in this report are true and correct.

(2) The reported analyses, opinions, and conclusions are limited only by the report assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinion and conclusions.

(3) I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

(4) My compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

(5) My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

(6) I have made a personal inspection of the property that is the subject of this report and all rent comparables.

(7) No one provided significant professional assistance to the person signing this report.

(8) The reported analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Practice of the American Institute of Real Estate Appraisers.

(9) The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

(10) I am not currently certified under the voluntary continuing education program of the American Institute of Real Estate Appraisers.

                                                      Robert M. McSherry, MAI

(11) I certify that the use of this report is subject to the, requirements of the Appraisal Institute relating to review by its duly authorized representatives.


Estimated Market Value:                  /S/ROBERT M MCSHERRY
   $2,100,000.00                        ----------------------------
                                        Robert M. McSherry, MAI
                                        LA State Certified General Real Estate
                                        Appraiser No. G0891
Allocated:

     Land                        $  140,000.00
     Improvements                $1,885,000.00
     Furniture, Fixtures and
      Equipment                  $   75,000.00
     Goodwill of Going
      Concern                            -0-


As Of: September 8, 1998


                                                      Robert M. McSherry, MAI

                 QUALIFICATIONS OF ROBERT M. MC SHERRY, MAI

EDUCATIONAL BACKGROUND AND TRAINING:

Graduate of Louisiana State University, Baton Rouge, Louisiana, Bachelor of Science Degree in Business Administration with a Major in Finance.

     Real Estate Appraisal Course 1-A, Basic Fundamentals, Methods and Techniques, 1974, AIREA

     Real Estate Appraisal Course 1-B, Capitalization, 1975, AIREA

     Real Estate Appraisal Course VIII, Single-Family Residential Appraisal, 1974, AIREA

     Real Estate Appraisal Course II, Techniques and Application, 1976 and 1980, AIREA

     Real Estate Appraisal Course III, Rural Properties, 1979

     Real Estate Appraisal "Industrial Valuation" Course, 1984

     Seminar: R-41C - New Orleans, Louisiana, AIREA, 1978

     "Standards of Professional Practice" Course, AIREA, 1987

     "Capitalization Theory and Techniques, Part A" Course, AIREA, 1987

     "Standards of Professional Practice" Course, Appraisal Institute, 1992

     "Advanced Level Finance I & II", 1997

     "Risk Management/Ethics/Fair Housing", 1997

     "How to Value Louisiana Timberland", 1997

     "Uniform Standards of Professional Appraisal Practice" Seminar, 1997

PROFESSIONAL EXPERIENCE

     Real Estate Broker, State of Louisiana (1971)

     Monroe Redevelopment Agency, Monroe, Louisiana (1971)


                                                      Robert M. McSherry, MAI

     Ford, Bacon & Drive Construction and Engineering Company, Monroe, Louisiana (1972)

     Mississippi power and Light Company, Jackson, Mississippi (1973-1976)

     Cameron-Brown South, Inc., Mortgage Bankers, Baton Rouge, Louisiana (1976-1977)

     Real Estate Appraiser, Monroe, Louisiana (1978-1985)

     Real Estate Appraiser, Baton Rouge, Louisiana and Jackson, Mississippi (1985-Present)

PROFESSIONAL MEMBERSHIPS:

     Residential Member, American Institute of Real Estate Appraisers, Certification Number 1040

     Licensed Real Estate Broker, State of Louisiana

     Fee Inspector for the Louisiana Homeowners Warranty Corporation

     FNMA Approved Level III Appraiser, Number 1027135

     Member, American Institute of Real Estate Appraisers - MAI Designation
     (1981), Number 6291

     Certified Licensed General Appraiser, State of Louisiana, Number 0891

                                                      Robert M. McSherry, MAI

                             PHOTOGRAPHS


                                                      Robert M. McSherry, MAI

                      [PHOTO OF SUBJECT PROPERTY]


                      [PHOTO OF SUBJECT PROPERTY]


                                                      Robert M. McSherry, MAI

                      [PHOTO OF SUBJECT PROPERTY]


                                                      Robert M. McSherry, MAI

      [PHOTO OF SUBJECT PROPERTY LOOKING NORTH DOWN GERMANTOWN ROAD]

    [PHOTO OF SUBJECT PROPERTY LOOKING SOUTHWEST DOWN GERMANTOWN ROAD]

                                                      Robert M. McSherry, MAI

             [Letter of Engagement and Appraisal Ckeck List]

[FIRST REPUBLIC BANK'S LOGO HERE]



Date:             September 8, 1998

Appraiser's Name: Robert M. McSherry, MAI
Address:          3760 Chelsea Drive
                  Baton Rouge, LA 70809

Re:               Proposed Assisted Living Facility (26 Units)
                  TBA Germantown Road
                  Minden, LA

                  Access/Information Contact: Mr. Fred Bales
                  Report Due Date:            On or before Septernber 15, 1998

Dear Mr, McSherry:

This letter is to confirm your engagement by First Rcpublic Bank, to perforrn a "complete appraisal" (self-contained report), of the above referenced real property within the agreed upon time frame and for the agreed upon fee. Please ensure that your appraisal report is addressed to First Republic Bank.

The purpose of the appraisal is to estimate the market value. The property interest to be appraised is the fee simple interest, unless the subject is encumbered by a legally bindinig lease. If this is the case, then the leased fee interest should also be appraised,

In order to be acceptable to First Republic Bank, your appraisal report must comply with the following:

                             FIRREA STANDARDS
1. Conform to generally accepted appraisal standards as evidenced by the Uniform Standards of Professional Appraisal Practice (USPAP).

2. Be written and contain sufficient information and analysis to support the bank;s decision to engage in the loan transaction.

3. Analyze and report appropriate deductions and discounts for proposed construction or renovations, partailly leased buildings, non-market lease terms and tract developments with unsold units.

4.  Be performed by sate licensed or state certified appraiser(s).

5. Be based upon the definition of market value and this definition will be included in your report.

                        [FIRST REPUBLIC BANK LOGO HERE]

Mr. Robert McSherry, MAI
September 8. 1998
RE: Proposed Assisted Living facility
    Germantown Road
    Minden, LA

Page 2

Market Value is defined by the United States Treasury Dep@ent, Comptroller of the Currency, as:

     The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to burner under conditions whereby:

     1.  Buver and seller are typically motivated.
     2. Both parties are well informed or well advised, and acting in what they consider their best interests.
     3.  A reasonable time is allowed for exposure in the open market.
     4. Payment is made in terms of cash, in United States dollars or in terms of financial arrangements comparable thereto.
     5. The price represents the normal consideration for the property sold unaffected bv special or creative financing or sales concessions granted anyone associated with the sale.

                  First Republic Bank Appraisal Standards

1. All value estimates will be reported based on the "as is" physical condition of the real estate. Exceptions to this standard are allowed on appraisals for construction loans, renovation loans and development loans. In these instances, the value is reported ander the assumption that all proposed improvements are completed and available for sale, rent or use on the date of the appraisal; absorplion period and any and all holding costs must also be taken into consideration for the "as is" value.

2. All appraisals of owner-occupied properties will reflect the value of the property, assuming that the owner-occupied space is vacant and available for absorption. If it is partially owner-occupied, the portion occupied by the owner should be considered vacant for appraisal purposes and all appropriate deductions for leasing commissions, tenant improvement, rent loss, capital costs, etc. must be incorporated into your Income Approach, if the Income Approach is applicable to your appraisal.

3.  All assumptions in the appraisal will bc reasonable.

4. The appraisal report will contain a certification stating that the appraiser engaged by the bank inspected the suject property and all comparable data.

5. The appraisal report will contain a statement regarding investigation and observation of environmental hazards.

6.  All information sources will be disclosed in the appraisal report.

7. The appraisal report will contain a disclosure of any previous appraisals or real estate related financial transactions by the appraiser associated with the subject property.

Mr. Robert M. McSherry, MAI
September 8, 1998
RE: Proposed Assisted Living Facility
    Germantown Road
    Minden, LA
Page 3

                   First Republic Bank Appraisal Standards (con't)

8. A copy of the legal description (as per deed) will be included in the appraisal report.

9. All appraisal Rrports will cortain location maps of comparable data and the subject property.

10. A copy of the site survey will be included in the appraisal report, if available.

11. A copy of the subject's flood map will be included in the appraisal report.

12. Current tax information on the subject property will be included in the appraisal report (excludirg single-family residences). If the improvements are proposed, the tax burden upon completion should be estimated.

13. Sufficient description of existing (or proposed) improvements and adequate photographs of the subject property will be included.

14. Copies of operating statements, rent rolls and lease summaries will be included in all appraisals of exsting income producing properties. If proposed, includes pro-formas of anticipated performance.

15. Detailed information on comparable sales and rentals is required.

16. All adjustments to comparable sales and rentals will be discussed.

17. Capitalization and discount rates will be adequately supported.

18. A discounted cash flow analysis (DCF) will be included in each appraisal report of a multiple tenant, income producing property less adequate explanation is given for its omission. A DCF will be included in appraisals of leasehold and leased fee valuations. All assumptions and projections used in DCF's will be clearlv stated and adequately supported.

19. Residential properties (1-4 units) require a complete appraisal, summary report (URAR or appropriate form), or a complete appraisal, narrative self-contained report.

20. Non-residential properties require a complete appraisal, self-contained report,

21. A signed copy of the appraiser engagement letter, including the appraisil checklist (completed), will be included in the appraisal report

22. Three (3) signed original appraisal reports are required.

Mr. Robert M. McSherry, MAI
September 8, 1998
RE:  Proposed Assisted Living Facility
     Germantown Road
     Minden, LA
Page 4

The following items are enclosed with this letter:
     Appraiser to obtain all other necessary information from contact

Please notify me immediately of any problems in obtaining access or necessary information that mav delay completion of the report by the agreed upon date.


Sincerely,

FIRST REPUBLIC BANK

/S/DAVID M KNIGHT

David M. Knight, MAI
Vice President
Credit Administration

Enclosures

Your appraisal report will be owned by First Republic Bank, which is entitled to retain the report, photocopy the report, and disclose all or any portion, of the report information therein to any third party within First Republic Bank as deemed appropriate.

The above stated conditions are hereby acknowledged and accepted. I also understand that First Republic Bank is the client in this appraisal assignment and any matters relating to value estimates will not be divulged to any third party without the written approval of First Republic Bank.
In addition, any information furnished by First Rcpublic Bank which is not considered to be public record, including but not limited to, financial statements, operating statements, income statements, cost estimates. construction contracts and property leases may not be divulged to any third party without the witten approval of First Republic Bank.


APPRAISER'S SIGNATURE: /S/ROBERT M MCSHERRY
                       --------------------------

                 DATE:  9/8/98
                       --------------------------

Mr. Robert McSherry, MAI
September 8, 1999
RE:  Proposed Assisted Living Facility
     Germantown Road
     Minden, LA
Page 5

                              APPRAISAL CHECKLIST

Please review each item on this checklist and note the page number where the information can be located within the report when possible. If the question is not applicable to the subject property type being appraised, please answer with N/A (Statements in Italic - not applicable to residential form reports)

Page No.

   X     Definition of Market Value
-------
   X     Statement of compliance with USPAP and also indicate that the
-------  Departure Provision does not apply
   X     Legal description of subject property as per deed
-------
   X     Prior sales history of subject preceding the date of the appraisal
------- (1 year for 1-4 famiiv residential properties, and 3 years for all other property types)
   X     Approoriate, deductions and discounts are analyzed and reported for
------- any proposed construction, or any completed properties that are panially leased or leased at other than market rents as of the date of the appraisal, or any tract developments with unsold units
   X     Subject location map
-------
   X     Site Survey and/or Subdivision plat Copy of subject Flood Zone Map
-------
   X     Statement regarding investigation of enviromental hazards
-------
   X     Current Tax information on subject/Past due taxes/Tax estimate if
-------  actual is different from market
   X     Detailed information and photograph(s) on comparable sales & rentals
------- (address, lot & square, recordation information, vendor & vendee, lessor & lessee [if partnership/corporation list names of principals], site description, sales data, sales price, and listed days an market prior to sale),
   X     Specific land and improved sales adjustments are discussed - a
------- matched pairs analysis is the preferred method to estimate the amount of adjustments in the Sales Comparison Approach
   X     Land sales adjustment grid included
-------
   X     Comparable land sales location map
-------
   X     Comparable improved sales location map
-------
   X     Comparable rental location map
-------
   X     Capitalization rate is derived from, or supported by, comparable sales
-------  data or other market derived data
   X     Discounted Cash Flow analysis is presented, or reason for its
-------  exclusion is discussed
   X     Letter of transmittal identifies First Republic Bank as the client
-------  3 original, signed appraisal reports are provided to First Republic
         Bank
   X     An Original engagement letter is signed and included as an addendum
-------  to the appraisal report
   X     Copy of this checklist is completed and included as an addendum to
-------  the appraisal report
   X     A certification statement that you personally inspected the subject
-------  property and all comparable is included in the report
   X     Report was completed within specified time - or any extension beyond
------- the required time frame was explained in the report, and approved by First Republic Bank

                                  Flood Map

                  [FLOOD MAP INDICATING THE SUBJECT PROPERTY]

                             Plat of Subject Site

                            [PLAT OF SUBJECT SITE]

                      Rent Comparable One Location Map

                [MAP INDICATING LOCATION OF RENT COMPARABLE 1]

                      Rent Comparable Two Location Map

                [MAP INDICATING LOCATION OF RENT COMPARABLE 2]